UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 9, 2015 (October 5, 2015)

Nxt-ID, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54960	46-0678374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Nxt-ID, Inc.

288 Christian Street

Oxford, CT 06478

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (203) 266-2103

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2015, the board of directors (the “Board”) of Nxt-ID, Inc. (the “Company”) appointed Stanley E. Washington (the “New Director”) as a member of the Board, increasing the number of members of the Board from four to five.   The New Director will hold office until the next annual general meeting of our shareholders or until removed from office in accordance with the Company’s bylaws.

Stanley E. Washington, 51, has been a business leader in the financial services industry for over 25 years. Currently, as Founder and Chief Executive Officer of Pantheon Business Consulting (“PBC”) he manages a strategic business development firm which focuses on partnering fast growing small and mid-sized companies in emerging categories with large strategic partners and providing senior leadership teams with innovative thought leadership concepts aimed at increased revenue generation, consumer program activation and diverse strategic supplier partnership development for the building of long-term shareholder growth and profitability.

Prior to PBC, Mr. Washington spent 17 years as an executive at American Express and was Regional Vice President and General Manager of the Western United States operating as the region’s senior business leader where he managed American Express’ U.S. Commercial Card Division overseeing the Account Development Organization, including sales and operational support across multiple industries, to more than 260 U.S. based companies, representing over $300 billion in annual corporate revenue. Mr. Washington held numerous positions within the company, including Regional Vice President and General Manager of the American Express Establishment Services Division where he was responsible for over $50 billion in annual charge volume, managing all merchant account relationships, cardmember marketing, sponsorships and advertising to more than one million American Express merchant business locations throughout the Western States and Micronesia. During his tenure he was also responsible for American Express’ penetration into several key industries, including entertainment, gaming, restaurant, wine, ski and luxury hotels.

Mr. Washington’s extensive experience in advising companies and years of executive management give him the qualifications and skills to serve as a director of our Company.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and the New Director.

Related Party Transactions

PBC was engaged by the Company as a business consultant pursuant to an engagement letter, dated October 5, 2015 (the “Engagement Letter”). In connection with the Engagement Letter, PBC will focus on (i) providing the Company with strategic business partner development services to increase the Company’s penetration with payment service providers and (ii) increasing the Company’s competitive market position by building a robust consumer platform focused on growth of the Company’s MobileBio products. The term of PBC’s engagement with the Company is from October 12, 2015 to November 11, 2016 with two (2) one (1)-year options to renew. Pursuant to the Engagement Letter, the Company will pay PBC a retainer of $10,000 per month for the first two (2) months and $8,000 per month thereafter. PBC is also entitled to receive up to 155,000 shares of common stock of the Company (the “Common Stock”), which the Company shall register on Form S-8 or other applicable registration form (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) within six (6) months from the date of the Engagement Letter, as follows: (w) 80,000 shares of Common Stock on the effective date of the Registration Statement; (x) 25,000 shares of Common Stock upon the per share trading price of the Common Stock equaling or exceeding $1.50 per share for a period of any twenty (20) trading days within any sixty (60)-day trading period on or before the first anniversary of the effective date of the Registration Statement; (y) 25,000 shares of Common Stock upon the per share trading price of the Common Stock equaling or exceeding $2.00 per share for a period of any twenty (20) trading days within any sixty (60)-day trading period on or before the first anniversary of the effective date of the Registration Statement; and (z) 25,000 shares of Common Stock upon the per share trading price of the Common Stock equaling or exceeding $2.50 per share for a period of any twenty (20) trading days within any sixty (60)-day trading period on or before the first anniversary of the effective date of the Registration Statement.

Director Compensation

The New Director will receive the director compensation paid to non-employee directors as disclosed on the Company’s Annual Report on Form 10-K, filed with the SEC on March 6, 2015.

Item 8.01	Other Events.

On October 7, 2015, the Company issued a press release that announced the appointment of Mr. Washington as a member of the Board. A copy of such press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information in this Item 8.01 (including Exhibit 99.1) is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 7, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2015	NXT-ID, INC.

	By:	/s/ Gino M. Pereira
Name: Gino M. Pereira Title: Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated October 7, 2015

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